Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces Third Quarter 2017 Earnings Results

•	Quarterly revenue of $50.8 million consisting of:

•	Managed Services revenue of $40.2 million

•	Applications and Internet-of-Things (Apps & IoT) revenue of $5.0 million

•	Systems Integration revenue of $5.6 million

•	Quarterly GAAP Net Loss attributable to common stockholders of $4.2 million, $0.23 per share

•	Quarterly Adjusted EBITDA of $7.8 million

•	Quarterly Unlevered Free Cash Flow of $2.0 million after capital expenditures of $5.9 million

HOUSTON – November 6, 2017 – RigNet, Inc. (NASDAQ: RNET), a global technology company that provides customized communications services, applications and cybersecurity solutions, today reported results for the quarter ended September 30, 2017.

Quarterly revenue was $50.8 million representing an increase of $1.7 million compared to the prior quarter and an increase of $0.2 million compared to the prior year quarter. The revenue increase compared to the prior quarter reflects a $2.6 million increase in Apps & IoT partially offset by a $0.5 million decrease in Systems Integration revenue and a $0.4 million decrease in Managed Services revenue. The increase compared to the prior year quarter reflects a $3.4 million increase in Apps & IoT and a $2.2 million increase in Systems Integration revenue partially offset by a $5.4 million decrease in Managed Services revenue. Revenue increased due to our strategy of growth into the application layer and internet-of-things space coupled with the acquisition of DTS and ESS, partially offset by previously announced sluggishness in offshore drilling.

GAAP net loss attributable to common stockholders was $4.2 million, or $0.23 per share, compared to net loss attributable to common stockholders of $4.2 million, or $0.24 per share, in the prior quarter and net loss attributable to common stockholders of $1.7 million, or $0.09 per share, in the prior year quarter.

Quarterly Adjusted EBITDA was $7.8 million compared to $6.1 million in the prior quarter and $8.5 million in the prior year quarter. The increase compared to the prior quarter was due primarily to increased revenue. The decrease compared to the prior year quarter was due primarily to ongoing operating expenses partially offset by increased revenue.

Capital expenditures were $5.9 million compared to $4.9 million in the prior quarter and $1.9 million in the prior year quarter. Unlevered Free Cash Flow, defined as Adjusted EBITDA less capital expenditures, was $2.0 million compared to $1.1 million in the prior quarter and $6.6 million in the prior year quarter.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

In the third quarter of 2017, after the acquisition of ESS, the Company reorganized its business and reportable segments into Managed Services, Apps & IoT and Systems Integration. All historical segment financial data has been recast to conform to the current presentation. In the quarter ended September 30, 2017, the Company recorded $0.8 million in acquisition costs and $0.8 million in restructuring charges. In the quarter ended June 30, 2017, the Company recorded $1.9 million in acquisition costs and a gain of $0.8 million for the change in fair value of an earn-out. In the quarter ended September 30, 2016, the Company recorded net restructuring charges of $0.8 million offset by $1.3 million from the change in the fair value of an earn-out. The restructuring charges, acquisition costs and change in fair value of the earn-out are added back to net loss in our non-GAAP measures below.

Steven E. Pickett, chief executive officer and president, commented, “I am proud of how the team responded to our customers’ needs during and in the wake of Hurricane Harvey. Despite those challenges, the team delivered revenue growth for the second consecutive quarter and site count growth for the third consecutive quarter. During the third quarter, our team expanded RigNet’s market position by increasing site count by approximately 12% quarter over quarter while delivering $2.0 million in Unlevered Free Cash Flow.”

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, November 7, 2017, to discuss RigNet’s third quarter 2017 results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Adjusted EBITDA and Unlevered Free Cash Flow. Adjusted EBITDA and Unlevered Free Cash Flow are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K filing for the year ended December 31, 2016 for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, intangibles, property, plant and equipment, foreign exchange impact of intercompany financing activities, (gain) loss on retirement of property, plant and equipment, change in fair value of earn-outs and contingent consideration, stock-based compensation, merger and acquisition costs, executive departure costs, restructuring charges and non-recurring items.

We define Unlevered Free Cash Flow as Adjusted EBITDA less capital expenditures. Adjusted EBITDA and Unlevered Free Cash Flow should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

About RigNet

RigNet (NASDAQ:RNET) is a global technology company that provides customized communications services, applications and cybersecurity solutions enhancing customer decision making and business performance. RigNet is headquartered in Houston, Texas with operations around the world.

For more information on RigNet, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Investor contact
Charles E. Schneider	Tel: +1 (281) 674-0699
Chief Financial Officer, RigNet, Inc.	investor.relations@rig.net

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
	(in thousands, except per share amounts)
Unaudited Consolidated Statements of Comprehensive Income Data:
Revenue	$50,844	$49,162	$50,612	$148,078	$167,864

Expenses:
Cost of revenue (excluding depreciation and amortization)	32,385	33,038	29,860	95,298	99,412
Depreciation and amortization	7,999	7,552	8,305	22,867	25,561
Impairment of intangible assets	—	—	—	—	397
Selling and marketing	2,400	2,132	1,724	5,968	5,559
General and administrative	11,011	9,878	10,476	31,401	39,393

Total expenses	53,795	52,600	50,365	155,534	170,322

Operating income (loss)	(2,951)	(3,438)	247	(7,456)	(2,458)
Other expense, net	(480)	(873)	(1,155)	(1,859)	(2,437)

Loss before income taxes	(3,431)	(4,311)	(908)	(9,315)	(4,895)
Income tax benefit (expense)	(762)	101	(540)	(1,075)	(2,676)

Net loss	$(4,193)	$(4,210)	$(1,448)	$(10,390)	$(7,571)

Loss Per Share - Basic and Diluted
Net loss attributable to RigNet, Inc. common stockholders	$(4,232)	$(4,249)	$(1,658)	$(10,507)	$(7,742)
Net loss per share attributable to RigNet, Inc. common stockholders, basic	$(0.23)	$(0.24)	$(0.09)	$(0.58)	$(0.44)
Net loss per share attributable to RigNet, Inc. common stockholders, diluted	$(0.23)	$(0.24)	$(0.09)	$(0.58)	$(0.44)
Weighted average shares outstanding, basic	18,086	17,985	17,782	17,982	17,677
Weighted average shares outstanding, diluted	18,086	17,985	17,782	17,982	17,677

Unaudited Non-GAAP Data:
Adjusted EBITDA	$7,843	$6,053	$8,534	$21,121	$27,824
Unlevered Free Cash Flow	$1,990	$1,142	$6,598	$7,197	$16,313

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
			(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA and Unlevered Free Cash Flow:
Net loss	$(4,193)	$(4,210)	$(1,448)	$(10,390)	$(7,571)
Interest expense	689	613	729	1,921	2,040
Depreciation and amortization	7,999	7,552	8,305	22,867	25,561
Impairment of intangible assets	—	—	—	—	397
(Gain) loss on sales of property, plant and equipment, net of retirements	5	13	(14)	55	(164)
Stock-based compensation	1,007	1,116	866	2,949	2,708
Restructuring costs	767	—	835	767	1,332
Change in fair value of earn-out/contingent consideration	—	(846)	(1,279)	(846)	(1,279)
Executive departure costs	—	—	—	—	1,884
Acquisition costs	807	1,916	—	2,723	240
Income tax expense	762	(101)	540	1,075	2,676

Adjusted EBITDA (non-GAAP measure)	$7,843	$6,053	$8,534	$21,121	$27,824

Adjusted EBITDA (non-GAAP measure)	$7,843	$6,053	$8,534	$21,121	$27,824
Capital expenditures	5,853	4,911	1,936	13,924	11,511

Unlevered Free Cash Flow (non-GAAP measure)	$1,990	$1,142	$6,598	$7,197	$16,313

	September 30,	December 31,
	2017	2016
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$32,900	$57,152
Restricted cash - current portion	43	139
Restricted cash - long-term portion	1,500	1,514
Total assets	237,848	230,972
Current maturities of long-term debt	8,545	8,478
Long-term debt	51,455	52,990

	Nine Months Ended September 30,
	2017	2016
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$57,152	$60,468
Net cash provided by operating activities	20,888	22,754
Net cash used in investing activities	(45,007)	(16,886)
Net cash used in financing activities	(1,052)	(8,111)
Changes in foreign currency translation	919	(986)

Cash and cash equivalents, September 30,	$32,900	$57,239

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
	2017	2017	2017	2016	2016
Selected Operational Data:
Offshore drilling rigs (1)	184	173	173	175	194
Offshore Production	316	296	290	280	287
Maritime	165	134	124	122	128
International Land	132	112	104	104	101
Other sites (2)	378	336	304	240	238

Total	1,175	1,051	995	921	948

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes U.S. onshore drilling and production sites, completion sites, man-camps, remote offices, and supply bases and offshore-related supply bases, shore offices, tender rigs and platform rigs

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
	(in thousands)
Managed Services
Revenue	$40,243	$40,625	$45,653	$122,531	$146,766
Cost of revenue	24,902	25,549	26,253	75,798	85,455
Depreciation and amortization	5,263	6,222	6,716	17,509	20,032
Selling, general and administrative	3,013	4,983	5,235	12,435	20,631

Operating income	$7,065	$3,871	$7,449	$16,789	$20,648

Applications and Internet-of-Things
Revenue	$4,985	$2,430	$1,552	$9,846	$5,079
Cost of revenue	3,394	1,995	696	6,844	2,176
Depreciation and amortization	835	7	—	849	—
Selling, general and administrative	363	298	67	1,149	201

Operating income	$393	$130	$789	$1,004	$2,702

Systems Integration
Revenue	$5,616	$6,107	$3,407	$15,701	$16,019
Cost of revenue	4,089	5,494	2,911	12,656	11,781
Depreciation and amortization	615	611	631	1,813	2,127
Selling, general and administrative	280	422	499	1,179	2,141

Operating income (loss)	$632	$(420)	$(634)	$53	$(30)

NOTE: Consolidated balances include the segments above along with corporate activities and intercompany eliminations.

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15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net